THE INSURED           RICHARD ROE             VARIABLE
                                                LIFE INSURANCE
 POLICY OWNER           RICHARD ROE             POLICY

      INITIAL                                              EQUITABLE
  FACE AMOUNT           $100,000                VARIABLE LIFE INSURANCE COMPANY
                                                         [EVLICO LOGO]
POLICY NUMBER           SPECIMEN


                    EQUITABLE VARIABLE LIFE INSURANCE COMPANY
                         A Stock Life Insurance Company

Agrees

o To pay the insurance benefits of this policy to the Beneficiary upon receiving proof of the Insured's death; and

o To provide you (the policy Owner) with the other rights and benefits of this policy.

These agreements are subject to the provisions of this policy.

The face amount increases at the rate of 3% at the beginning of each policy year after the first.

THE DEATH BENEFIT OF THIS POLICY DURING THE FIRST POLICY YEAR WILL EQUAL THE INITIAL FACE AMOUNT SHOWN ON PAGE 3. THEREAFTER, IT MAY INCREASE OR DECREASE EACH YEAR AS DESCRIBED ON PAGE 4 DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE, BUT SHALL NEVER BE LESS THAN THE FACE AMOUNT FOR THE POLICY YEAR IN WHICH THE INSURED DIES.

THE ACCOUNT VALUE AND THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY. THEY MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE.

The amount of the single premium for this policy is shown on page 3.

RIGHT TO EXAMINE POLICY. You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning the policy with a written request for cancellation to our Administrative Office by the later of:
(a) the 10th day after you receive it; or (b) the 45th day after Part 1 of the application was signed. If you do this, we will refund the premium that was paid.

SPECIMEN                                   SPECIMEN

 Kevin Keefe        Secretary              Donald J. Mooney         President

              Single Premium Whole Life Plan. Variable insurance payable upon death. Guaranteed Minimum Death Benefit. Face amount increases annually by 3% at the beginning of each policy year after the first. Non-Participating. Investment experience reflected in benefits. Investment options described on page 6.

No. 83-10

                                  [EVLICO LOGO]
                  1285 Avenue of the Americas, New York, 10019

CONTENTS

Insurance benefits  2
Policy owner and beneficiary  4
Death Benefit  4

Account Value  4
Cash Value  4
Loans  5

The Separate Accounts  5
Investment Options,
   allocations, transfers  6

Exchange of Policy  6
General Provisions  7
Payment Options  8
Basis of Values  10
(Net rates of return, variable adjustment amount, benefit base, calculation of Account Values)

A copy of the application for this policy is at the back of the policy.

IN THIS POLICY:

"We," "our" and "us" mean Equitable Variable Life Insurance Company.

"You" and "your" mean the Owner of the policy at the time an Owner's right is exercised.

ADMINISTRATIVE OFFICE

The address of our Administrative Office is shown on page 3. You should send requests to that address unless instructed otherwise.


                               INSURANCE BENEFITS

The insurance benefits we pay at the insured's death include:

o  the Death Benefit described on page 4;

o  minus any loan (and loan interest) on the policy.

We will add interest to the resulting amount for the period from the date of death to the date of payment. It will be computed at the interest rate we are then paying under the Deposit Option on page 8.

Payment of these benefits may be affected by other provisions of this policy. See the Suicide Exclusion, Incontestability and Age and Sex clauses on page 7. Special exclusions or limitations (if any ) are listed on page 3.


No. 83-10                     Page 2

  THE INSURED      RICHARD ROE             REGISTER DATE      JUN 1, 1983

 POLICY OWNER      RICHARD ROE             DATE OF ISSUE      JUN 1, 1983

      INITIAL
  FACE AMOUNT      $100,000                ISSUE AGE, SEX     35 MALE

POLICY NUMBER      SPECIMEN                BENEFICIARY        MARGARET H. ROE

     STATE OF
    RESIDENCE      SPECIMEN STATE

************************** BENEFITS AND PREMIUMS TABLE *************************

BENEFITS                         SINGLE PREMIUM
                                 FOR THIS POLICY

LIFE INSURANCE - VARIABLE        $71,280.61

THE SINGLE PREMIUM IS $71,280.61 AND IS DUE ON OR BEFORE DELIVERY OF THE POLICY.

THE FOLLOWING DEDUCTIONS ARE MADE FROM THE SINGLE PREMIUM:
                         ADMINISTRATIVE EXPENSE:  $  200.00
                         STATE PREMIUM TAX:        1,425.61
THE NET SINGLE PREMIUM AMOUNT ALLOCATED TO THE SEPARATE ACCOUNT(S) IS
$69,655.00.

*************** INVESTMENT ALLOCATION OF NET SINGLE PREMIUM AMOUNT**************

                             SEPARATE ACCOUNT I    50%
                             SEPARATE ACCOUNT II   50%

****************************TABLE OF FACE AMOUNTS *****************************

       POLICY         FACE                POLICY                FACE                POLICY                  FACE
        YEAR         AMOUNT                YEAR                AMOUNT                YEAR                  AMOUNT

          1         $100,000                 9                 $126,678                17                 $160,472
          2          103,000                10                  130,478                18                  165,286
          3          106,090                11                  134,392                19                  170,245
          4          109,273                12                  138,424                20                  175,352
          5          112,551                13                  142,577              AGE 60                209,379
          6          115,928                14                  146,854              AGE 62                222,130
          7          119,406                15                  151,260              AGE 65                242,728
          8          122,988                16                  155,798              AGE 70                281,388

******* ADMINISTRATIVE OFFICE: EQUITABLE VARIABLE LIFE INSURANCE COMPANY *******
                               SPECIMEN REGIONAL SERVICE CENTER
                               100 SPECIMEN ST.
                               CITY, STATE 10001


V83-10-3                             PAGE 3

                                                                     0030L/Pg.28

     THE INSURED      RICHARD ROE               REGISTER DATE      JUN 1, 1983

         INITIAL
     FACE AMOUNT      $100,000                  DATE OF ISSUE      JUN 1, 1983

   POLICY NUMBER      SPECIMEN                  ISSUE AGE, SEX     35 MALE


******************************* TABULAR VALUES *********************************

THE ACCOUNT VALUE AND CASH VALUE OF THIS POLICY MAY BE GREATER OR LESS THAN
            AMOUNTS SHOWN AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT
             SEE PAGE 4 FOR ACCOUNT VALUE AND CASH VALUE PROVISIONS

                     TABULAR VALUES AT ENDS OF POLICY YEARS


   END OF                           TABULAR                      TABULAR
 POLICY YEAR                    ACCOUNT VALUES                 CASH VALUES

      1                            $ 72,366                       $ 66,509
      2                              75,182                         69,740
      3                              78,105                         73,127
      4                              81,138                         76,677
      5                              84,285                         80,398
      6                              87,548                         84,296
      7                              90,931                         88,380
      8                              94,439                         92,660
      9                              98,076                         97,145
     10                             101,845                        101,845
     11                             105,752                        105,752
     12                             109,799                        109,799
     13                             113,991                        113,991
     14                             118,332                        118,332
     15                             122,826                        122,826
     16                             127,478                        127,478
     17                             132,291                        132,291
     18                             137,271                        137,271
     19                             142,422                        142,422
     20                             147,749                        147,749
   AGE 60                           177,186                        177,186
   AGE 62                           190,354                        190,354
   AGE 65                           211,722                        211,722
   AGE 70                           251,930                        251,930


THESE VALUES DO NOT REFLECT LOANS.  VALUES NOT SHOWN WILL BE FURNISHED ON
REQUEST.


V83-10-3A                             PAGE 3A

                                                                        ak/0177L

                          TABLE OF NET SINGLE PREMIUMS

For $1.00 of Variable Adjustment Amount or Paid-Up Whole Life Increasing Insurance. Values shown are applicable on policy anniversaries. The net single premium as of a date during a policy year shall be determined by interpolation between the values applicable on the immediately preceding and immediately following anniversaries.


  Age of                  Age of                  Age of                       Age of                        Age of
 Insured         Net     Insured         Net     Insured            Net       Insured            Net        Insured          Net
(Nearest        Single   (Nearest       Single   (Nearest          Single     (Nearest          Single      (Nearest        Single
Birthday)      Premium   Birthday)     Premium   Birthday)        Premium     Birthday)        Premium      Birthday)      Premium
----------     -------   ---------     -------   ---------        -------     ---------        --------     ---------      -------

                                                            MALE INSURED
                                                            ------------

      1        $.51971      21         $.61724      41          $.73320          61            $.85165          81        $ .93500
      2         .52393      22          .62256      42           .73935          62             .85696          82          .93783
      3          52832      23          .62793      43           .74551          63             .86215          83          .94052
      4         .53278      24          .63335      44           .75167          64             .86727          84          .94309
      5          53732      25          .63883      45           .75782          65             .87226          85          .94556

      6         .54193      26          .64436      46           .76397          66             .87715          86          .94793
      7         .54662      27          .64995      47           .77011          67             .88190          87          .95023
      8         .55137      28          .65560      48           .77622          68             .88652          88          .95248
      9         .55619      29          .66129      49           .78231          69             .89099          89          .95470
     10         .56107      30          .66704      50           .78838          70             .89532          90          .95690

     11         .56600      31          .67284      51           .79440          71             .89950          91          .95910
     12         .57098      32          .67869      52           .80039          72             .90354          92          .96133
     13         .57601      33          .68460      53           .80632          73             .90746          93          .96360
     14         .58106      34          .69055      54           .81222          74             .91128          94          .96595
     15         .58614      35          .69655      55           .81805          75             .91501          95          .96845

     16         .59125      36          .70259      56           .82383          76             .91864          96          .97119
     17         .59638      37          .70867      57           .82955          77             .92218          97          .97423
     18         .60154      38          .71477      58           .83519          78             .92560          98          .97751
     19         .60673      39          .72090      59           .84076          79             .92888          99          .98064
     20         .61196      40          .72705      60           .84625          80             .93202         100         1.00000


                                                           FEMALE INSURED
                                                           --------------

      1        $.49309      21         $.58614      41          $.69655          61            $.81805          81        $ .91501
      2         .49707      22          .59125      42           .70259          62             .82383          82          .91864
      3         .50122      23          .59638      43           .70867          63             .82955          83          .92218
      4         .50544      24          .60154      44           .71477          64             .83519          84          .92560
      5         .50975      25          .60673      45           .72090          65             .84076          85          .92888

      6         .51412      26          .61196      46           .72705          66             .84625          86          .93202
      7         .51856      27          .61724      47           .73320          67             .85165          87          .93500
      8         .52307      28          .62256      48           .73935          68             .85696          88          .93783
      9         .52765      29          .62793      49           .74551          69             .86216          89          .94052
     10         .53228      30          .63335      50           .75167          70             .86727          80          .94309

     11         .53696      31          .63883      51           .75782          71             .87226          91          .94556
     12         .54168      32          .64436      52           .76397          72             .87715          92          .94793
     13         .54645      33          .64995      53           .77011          73             .88190          93          .95023
     14         .55127      34          .65560      54           .77622          74             .88652          94          .95248
     15         .55614      35          .66129      55           .78231          75             .89099          95          .95470

     16         .56105      36          .66704      56           .78838          76             .89532          96          .95690
     17         .56600      37          .67284      57           .79440          77             .89950          97          .95910
     18         .57098      38          .67869      58           .80039          78             .90354          98          .96133
     19         .57601      39          .68460      59           .80632          79             .90746          99          .96360
     20         .58106      40          .69055      60           .81222          80             .91128         100          .96595

                                                                                                               101          .96845
                                                                                                               102          .97119
                                                                                                               103          .97423
                                                                                                               104          .97751
                                                                                                               105          .98064
                                                                                                               106         1.00000



V83-10-3B                       Page 3B

                          POLICY OWNER AND BENEFICIARY

OWNER. The Owner of this policy is the Insured unless otherwise stated in the application, or later changed. As Owner, you can exercise all the rights in this policy while the Insured is living. You do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

BENEFICIARY. The Beneficiary is as stated in the application, unless later changed. If two or more persons are named, those surviving the Insured will share equally unless otherwise stated.

We will pay any benefit for which there is no stated Beneficiary living at the death of the Insured to the children of the Insured who then survive, in equal shares. If none survive, we will pay the estate of the Insured.

CHANGES. While the Insured is living, you may change the Owner or Beneficiary by written notice in a form satisfactory to us. The change will take effect on the date you sign the notice, except that it will not apply to any payment we make or other action we take before we receive the notice at our Administrative Office. If you change the Beneficiary, any previous arrangement you made under the Payment Options provision on page 8 is cancelled.

ASSIGNMENT. You may assign this policy, but we will not be bound by an assignment unless it is in writing and we have received it at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of any assignment.


                                  DEATH BENEFIT

The Death Benefit equals:

    o the face amount shown on page 3 for the policy year in which the Insured dies.

    o plus the sum, if positive, of the Variable Adjustment Amounts, for each separate account under this policy in which you have a cash value, for the policy year in which the Insured dies.

However, the Death Benefit will in no event be less than the amount of Paid-up Whole Life Increasing Insurance that could be purchased by the Account Value at the Insured's death on the basis of the Table of Net Single Premiums on page 3B.

See page 10 for a description of how the Variable Adjustment Amount for each separate account is determined.

                                  ACCOUNT VALUE

The policy's Account Value will vary daily with the performance of the separate accounts in which you have an Account Value under this policy. See page 11 for a description of how the Account Value is determined.

                                   CASH VALUE

You may give up this policy for its net cash value at any time while the Insured is living. The net cash value is the cash value minus any loan and loan interest.

We will determine the net cash value on the date we receive your signed request for it at our Administrative Office. The policy will terminate on the date you send the policy and the request to us.

CASH VALUE. The policy's cash value will vary daily with the performance of the separate accounts in which you have a cash value under this policy.

During the first ten policy years the cash value on any date will be equal to the product of (1) and (2), where:

(1) is the Account Value on that date; and

(2) is the Tabular Cash Value divided by the Tabular Account Value for that date.

Tabular Account Values and Tabular Cash Values are shown on page 3A.

After the tenth policy year, the cash value will equal the Account Value.


V83-10-3B                           Page 4

                                      LOANS

You may get a loan on this policy while it has a loan value. This policy will be the sole security for the loan.

The amount of the loan may not be more than the loan value. A loan must be at least $100 more than any existing loan and loan interest. Any existing loan and loan interest will be deducted from the new loan.

A loan, whether you repay it or not, will have a permanent effect on the Variable Adjustment Amounts, Death Benefit, Account Value and cash value under this policy.

We will allocate loans to the separate accounts based on your net cash value in each separate account as of the dates the loans are made. we will allocate loan repayments to the separate accounts based on the amount of your outstanding loans as to each separate account as of the dates the repayments are made.

LOAN VALUE.  The loan value is 90% of the policy's cash value.

LOAN  INTEREST.  Interest  on a loan  accrues  daily,  at an annual  rate of 5%.
Interest is due on each policy anniversary. If the interest is not paid when due, it will be added to the loan and bear interest at the loan rate.

When a loan plus loan interest first exceeds the cash value, we will mail to you and any assignee of record at last known addresses a notice that the policy will terminate if such excess amount is not repaid within 31 days after we mailed such notice.

REPAYMENT. You may repay a loan and loan interest in whole or in part at any time while the Insured is living and this policy is in effect. We will deduct any existing loan and loan interest from any benefits we pay at the Insured's death.


                              THE SEPARATE ACCOUNTS

We established and we maintain Separate Accounts I and II under the laws of New York State. Realized and unrealized gains and losses from the assets of Separate Accounts I and II are credited or charged against such accounts without regard to our other income, gains, or losses. Assets are put in Separate Accounts I and II to support this policy and other variable life insurance policies. Assets may be put in Separate Accounts I and II for other purposes, but not to support contracts or policies other than variable life insurance.

We expect the investments in Separate Account I will be, primarily, common stocks and other equity-type investments. We expect the investments in Separate Account II will be, primarily, short-term (not to exceed one year) money market instruments, such as: United States (U.S.) government and U.S. government agency securities; bank money instruments; time deposits; certificates of deposit; high grade commercial paper, including master demand notes; and repurchase agreements covering U.S. government obligations and certificates of deposit. But, we may invest the assets of Separate Accounts I and II in any legal investments. We will rely upon our own and outside counsel for advice in this regard.

Instead of making direct investments, we may also operate either Separate Account I or II as a unit investment trust, or other form. We would invest all or part of such account's assets in shares or units of a fund. We, an affiliate, or The Equitable Life Assurance Society of the United States would be the investment adviser and would invest the assets of the fund as above.

The assets of Separate Accounts I and II are our property. The portion of the assets of Separate Accounts I and II equal to the reserves and other policy liabilities with respect to such separate accounts will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of such separate accounts in excess of such reserves and liabilities to our general account.

We will value the assets of Separate Accounts I and II on each business day. A business day is any day on which the New York Stock Exchange is open for trading.

We have the right to create new separate accounts. We have the right to withdraw assets of a class of policies to which this policy belongs from either


V83-10-5                           Page 5

                         THE SEPARATE ACCOUNTS CONTINUED

separate account and put them in another separate account. If we do this, we will withdraw the same percentage of each investment in such separate account, but will avoid odd lots and fractions. We also have the right to combine any two or more separate accounts. The term "Separate Account I" or "Separate Account II" in this policy shall then refer to any other separate account in which the assets of a class of policies to which this policy belongs were placed.

We have the right to:

  1. register or deregister either separate account under the Investment Company Act of 1940;

  2. run either separate account under the direction of a committee, and to discharge such committee at any time; and

  3. restrict or eliminate any voting rights of policyowners, or other persons who have voting rights as to either separate account.

CHANGES OF INVESTMENT ADVISER OR INVESTMENT POLICY. Unless otherwise required by law or regulation, the investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of either separate account will not be changed unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, we have filed the process for getting such approval with the insurance supervisory official of the jurisdiction in which this policy is delivered.

                               INVESTMENT OPTIONS

ALLOCATION OF NET SINGLE PREMIUM. We will allocate to each separate account as of the Register Date a percentage of the Net Single Premium Amount shown on page
3. Such allocation will be based on the allocation percentages designated in the application for this policy.

TRANSFER OF ACCOUNT VALUES. You may ask us to transfer all or part of your Account Value in one of the separate accounts to the other. Only two such transfers may be made in a policy year. We will make the transfer as of the date we receive your written request for it at our Administrative Office.

                               EXCHANGE OF POLICY

You may exchange this policy for a policy of permanent fixed benefit insurance on the life of the Insured. You may make such an exchange within 18 months after the Date of Issue shown on page 3. We will not require evidence of insurability. We will require:

1. That this policy be in effect on the date of exchange; and

2. Repayment of any loan and loan interest on this policy.

The date of exchange will be the later of: (a) the date you send us this policy and the signed request on our form for such exchange; or (b) the date we receive at our Administrative Office any sum due to be paid for such exchange.

THE NEW POLICY. The new policy will be the "Single Premium Life Plan" policy being offered by The Equitable Life Assurance Society of the United States (Equitable) on the Date of Issue of this policy. It is a policy of permanent fixed benefit life insurance. The new policy will have a face amount equal to the initial face amount of this policy. It will have the same Register Date, Date of Issue, and Issue Age as this policy. The single premium for the new policy will be based on Equitable's rates in effect on its Register Date for the same class of risk as under this policy.


Upon request you will be told the amount of the single premium for the new policy, and of any extra sum required or allowance to be made for a premium or cash value adjustment that takes appropriate account of the premiums and cash values under this policy and under the new policy. If so required, we have filed a detailed statement of the method of computing such an adjustment with the insurance supervisory official of the jurisdiction in which this policy is delivered.


V83-10-5                           Page 6

                               GENERAL PROVISIONS

THE CONTRACT. This insurance is granted in consideration of payment of the single premium for this policy shown on page 3. This policy and the application (a copy of which is attached at issue) constitute the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

The contract may not be modified, nor may any of our rights or requirements be waived, except in writing signed by our President, one of our Vice Presidents, or by our Secretary or Treasurer.

INCONTESTABILITY. All statements made in the application are representations and not warranties. We have the right to contest the validity of this policy based on material misstatements made in the application. However, this policy will become incontestable after it has been in effect during the lifetime of the Insured for two years from the Date of Issue shown on page 3.

AGE AND SEX. If the Insured's age or sex has been misstated, any benefits will be those that the premium paid would have purchased at the correct age and sex.

SUICIDE EXCLUSION. If the Insured commits suicide, while sane or insane, within two years after the Date of Issue shown on page 3, our liability will be limited to the payment of a single sum equal to the premium paid, minus any loan and loan interest.

POLICY PERIODS AND ANNIVERSARIES. Policy years and policy anniversaries are measured from the Register Date. If the end of a policy year is indicated by an age, it ends on the policy anniversary nearest the birthday on which the Insured reaches that age.

REPORTS. Each policy year after the first we will give you a report showing the Death Benefit, the Account Value and the cash value as of the first day of such year. The amount of any existing loan and the accrued loan interest for the previous policy year will also be shown. We will also give you such other reports as may be required by law.

BASIS OF COMPUTATION. Account Values, reserves and net single premiums are based
on  the  Commissioners  1958  Standard  Ordinary  Mortality  Table.   Continuous
functions are used with interest compounded annually at 4%.

The cash values are equal to or more than those required by law. If so required, we have filed a detailed statement of the method of computing cash values with the insurance supervisory official of the jurisdiction in which this policy is delivered. The Tabular Account Value at the end of each policy year equals the tabular reserve. Our expense and mortality results will not adversely affect the dollar amount of insurance benefits or Account Values or cash values.

DETERMINATION AND PAYMENT OF VARIABLE BENEFITS. We will make payments under this policy as follows:

  o A cash value will be paid within 7 days after we receive your policy and request at our Administrative Office;

  o A loan will be paid within 7 days after we receive your request at our Administrative Office; and

  o  The  insurance  benefits will be paid within 7 days after we receive at our
     Administrative   Office  proof  of  the  Insured's   death  and  all  other
     requirements deemed necessary before such payment may be made.

We may not be able to sell securities or determine the value of the assets of the separate accounts if: (1) the New York Stock Exchange is closed; (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency; or (3) the Securities and Exchange Commission by order permits us to defer payments for the protection of our policy owners. During such times we may defer:

  1. Determination of Account Values;

  2. Determination and payment of cash values;

  3. Payment of loans;

  4. Determination of a change in a Variable Adjustment Amount, and payment of any portion of the Death Benefit equal to the Variable Adjustment Amount;

  5. Any requested transfer of Account Value; and

  6. Use of insurance benefits under the Payment Options.


V83-10-7                            Page 7

                                 PAYMENT OPTIONS

      Payments under these options will not be affected by the investment experience of any separate account after proceeds are applied under such options.

Instead of having the insurance benefits or net cash value paid immediately in one sum, you can choose another form of payment for all or part of them. If you do not arrange for this before the Insured dies, the Beneficiary will have this right when the Insured dies. Arrangements you make, however, cannot be changed by the Beneficiary after the Insured's death. The options are:

1. DEPOSIT OPTION: Left on deposit for a period mutually agreed upon, with interest paid at the end of each month, each 3 months, each 6 months or each 12 months, as chosen.

2.    INSTALMENT OPTIONS:

      A. FIXED PERIOD: Paid in equal instalments for a specified number of years (not more than 30). The instalments will not be less than those shown in the Table of Guaranteed Payments on page 9.

      B. FIXED AMOUNT: Paid in instalments as mutually agreed upon until the amount applied, together with interest on the unpaid balance, is used up.

3.    LIFE INCOME OPTIONS:

      Paid as a monthly income for life in an amount we determine but not less than shown in the Table of Guaranteed Payments on page 9. We guarantee payments for life and in any event for 10 years, 20 years, or until the payments we make equal the amount applied (called "refund certain"), according to the "certain" period chosen.

4. OTHER: We will apply the sum under any other option requested that we make available at time of the Insured's death or net cash value withdrawal.

We guarantee interest under Option 1 at the rate of 3% a year and under Option 2 at 3-1/2% a year, or such higher rates as we may determine. We may allow excess interest under Options 1 and 2.

The payee under an option may name and change a successor payee for any amount we would otherwise pay the payee's estate.

Any arrangements involving more than one of the options, or a payee who is not a natural person (for example, a corporation) or who is a fiduciary, must have our approval. Also, details of all arrangements will be subject to our rules at the time the arrangement takes effect. These include rules on: the minimum amount we will apply under an option and minimum amounts for installment payments; withdrawal or commutation rights; naming payees and successor payees; and proving age and survival.

Choices (or any later changes) under these options will be made and will take effect in the same way as a change of Beneficiary. Amounts applied under these options will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

V83-10-7                         Page 8

                          TABLE OF GUARANTEED PAYMENTS

                 MINIMUM AMOUNT FOR EACH $1,000 OF ORIGINAL SUM

                                    OPTION 2

                           FIXED PERIOD INSTALLMENTS
                           -------------------------

         Number
       of Years'                 Monthly               Annual
      Installments             Instalment           Instalment
      ------------             ----------           ----------

            1                     $84.70              $1000.00
            2                      43.08                508.60
            3                      29.21                344.86
            4                      22.28                263.04
            5                      18.12                213.99

            6                      15.36                181.32
            7                      13.38                158.01
            8                      11.91                140.56
            9                      10.76                127.00
           10                      9.84                116.18

           11                       9.09                107.34
           12                       8.47                 99.98
           13                       7.94                 93.78
           14                       7.49                 88.47
           15                       7.11                 83.89

           16                       6.77                 79.89
           17                       6.47                 76.37
           18                       6.20                 73.25
           19                       5.97                 70.47
           20                       5.76                 67.98

           21                       5.57                 65.74
           22                       5.40                 63.70
           23                       5.24                 61.85
           24                       5.10                 60.17
           25                       4.97                 58.62

           26                       4.84                 57.20
           27                       4.73                 55.90
           28                       4.63                 54.69
           29                       4.54                 53.57
           30                       4.45                 52.53

If installments are paid every 3 months, they will be 25.32% of the annual installments. If they are paid every 6 months, they will be 50.43% of the annual installments.

                                    OPTION 3

                              MONTHLY LIFE INCOME
                              -------------------


                       10 Years Certain               20 Years Certain                 Refund Certain
                       ----------------               ----------------                 --------------

      AGE             Male           Female           Male          Female           Male           Female
      ---             ----           ------           ----          ------           ----           ------
      50             $4.50            $3.96           $4.27          $3.89          $ 4.28           $3.87
      51              4.58             4.02            4.32           3.94            4.35            3.93
      52              4.67             4.09            4.38           4.00            4.42            3.99
      53              4.75             4.16            4.44           4.06            4.50            4.05
      54              4.85             4.24            4.50           4.12            4.58            4.11

      55              4.94             4.32            4.56           4.18            4.66            4.18
      56              5.04             4.40            4.62           4.24            4.74            4.25
      57              5.15             4.49            4.68           4.31            4.83            4.33
      58              5.26             4.58            4.74           4.38            4.93            4.41
      59              5.37             4.68            4.81           4.45            5.03            4.49

      60              5.49             4.78            4.86           4.52            5.13            4.58
      61              5.62             4.89            4.92           4.59            5.24            4.67
      62              5.75             5.00            4.98           4.66            5.35            4.77
      63              5.88             5.12            5.04           4.73            5.48            4.88
      64              6.03             5.25            5.09           4.80            5.60            4.99

      65              6.17             5.39            5.14           4.88            5.74            5.10
      66              6.32             5.53            5.19           4.95            5.88            5.22
      67              6.48             5.68            5.24           5.01            6.03            5.35
      68              6.64             5.83            5.28           5.08            6.18            5.49
      69              6.80             6.00            5.32           5.14            6.35            5.64

      70              6.97             6.17            5.35           5.20            6.53            5.79
      71              7.15             6.34            5.38           5.26            6.71            5.96
      72              7.32             6.53            5.41           5.30            6.91            6.13
      73              7.50             6.72            5.43           5.35            7.12            6.32
      74              7.67             6.92            5.45           5.38            7.34            6.52

      75              7.85             7.12            5.47           5.42            7.58            6.73
      76              8.02             7.32            5.48           5.44            7.82            6.96
      77              8.19             7.53            5.49           5.46            8.09            7.21
      78              8.36             7.75            5.50           5.48            8.38            7.47
      79              8.52             7.96            5.50           5.49            8.67            7.75

      80              8.67             8.16            5.51           5.50            9.00            8.05
      81              8.81             8.36            5.51           5.51            9.34            8.39
      82              8.94             8.55            5.51           5.51            9.70            8.73
      83              9.06             8.73            5.51           5.51           10.10            9.12
      84              9.16             8.90            5.51           5.51           10.52            9.53
   85 & over          9.26             9.05            5.51           5.51           10.96            9.97

Amounts for Monthly Life Income are based on age nearest birthday when income starts. Amounts for ages not shown will be furnished on request.


V83-10-9                            Page 9

                                 BASIS OF VALUES

ACTUAL NET RATE OF RETURN (ACTUAL NRR). For each separate account, the Actual Net Rate of Return for a policy year reflects the account's:

  o investment income;

  o plus realized and unrealized capital gains;

  o minus realized  and unrealized capital losses;

  o minus any charge for taxes or amounts set aside as a reserve for taxes;

  o minus a charge not exceeding .25% per year for investment management expenses; and

  o minus a charge not exceeding .50% per year for mortality, expenses and other risks.

The Actual NRR for a period less than a year will be calculated in a consistent manner.

  BASE NET RATE OF RETURN (BASE NRR). The Base NRR is 4% per year. (It is a pro-rata part of 4% for periods of less than a year.)

If the Actual NRR for all separate accounts always equals the Base NRR, then:

  o the Death Benefit will always equal the Face Amount; and

  o the Account Value at the end of each policy year will equal the Tabular Account Value shown on page 3A.

VARIABLE ADJUSTMENT AMOUNT (VAA). The VAA for a policy year is the amount of insurance in effect for that policy year due to investment performance in past years. On each policy anniversary we will determine a new VAA for the next policy year. We will do this independently for each separate account, taking into account the Actual NRR for the last policy year.

For the first policy year the VAA for each separate account is zero. For later policy years, the VAA for each separate account will equal the sum of the VAA Change Amounts for all prior policy years, including the current year, increased at 3% compound interest from the Register Date to the current policy anniversary. A VAA does not change during a policy year.

VAA CHANGE AMOUNT. For each policy year after the first, the VAA Change Amount for each separate account may be positive or negative. It will equal the product of the following Items (a) and (b) divided by the product of Items (c) and (d).

  (a) The Actual NRR for the separate account minus the Base NRR for that policy year.

  (b) The Benefit Base for the separate account as of the last policy anniversary.

  (c) The Net Single Premium per $1.00 of VAA for the current policy anniversary as shown on page 3B.

  (d) The sum to which One Dollar will increase at 3% compound interest from the Register Date to the current policy anniversary.

BENEFIT BASE. For each separate account, the Benefit Base on the Register Date is the product of the following Items (1) and (2):

  (1) The Allocation Percentage designated in the application for this policy.

  (2) The Net Single Premium Amount shown on page 3.

On policy anniversaries, the Benefit Base for a separate account is the sum of the following Items (1) and (2), minus Item (3):

  (1) The Tabular Account Value on that anniversary, multiplied by the following amount immediately before that anniversary: The Benefit Base in that separate account divided by the sum of the Benefit Bases for all separate accounts in which you have an Account Value.

  (2) The Net Single Premium for the VAA for that separate account on that anniversary.

  (3) Any outstanding loan, plus interest for the separate account as of that policy anniversary.


V83-10-9                           Page 10

The Net Single Premium Amount, Tabular Account and Cash Values and Net Single Premiums for the VAA are shown on pages 3, 3A and 3B, respectively.

For each separate account, the VAA Change Amount will also reflect the effect of:

  1. All new policy loans and repayments during the previous policy year; and

  2. All transfers of Account Value to or from that separate account during the previous policy year.

CALCULATION OF ACCOUNT VALUES. The Account Value of this policy on the Register Date is the net single premium shown on page 3. The Account Value of this policy on any date after the Register Date is the sum of your Account Values in each separate account on that date. Your Account Value in each separate account on any date is the sum of the following Items (1), (2) and (3):

  (1) The Tabular Account Value on that date, multiplied by the following amount immediately before that date: The Account Value in that separate account divided by the sum of your Account Values in all of the separate accounts.

  (2) The Net Single Premium on that date for the current VAA for that separate account.

  (3) If the date is not a policy anniversary, the product of the following Items (a) and (b):

      (a) The Actual NRR for that separate account minus the Base NRR for the time elapsed since the last policy anniversary.

      (b) The Benefit Base for that separate account on the last policy anniversary.

For each separate account, the Account Value will also reflect the effect of:

  1. All new policy loans and repayments since the last policy anniversary; and

  2. All transfers of Account Value to or from that separate account since the last policy anniversary.

If for any reason the Account Value in a separate account is zero, we will cancel the VAA and any policy loan as to such separate account and reallocate them to the other separate account.

TABULAR ACCOUNT AND CASH VALUES (TAV and TCV). The tables of TAV's and TCV's on page 3A show them at the end of the first 20 policy years and at certain attained ages. We will determine the TAV and TCV on other dates in a consistent manner with allowance for time elapsed. Any TAV's and TCV's not shown will be furnished on request.



No. 83-10                            Page 11

________________________________________________________________________________

                                    EQUITABLE
                         VARIABLE LIFE INSURANCE COMPANY
                                  [EVLICO LOGO]
            Home Office: 1285 Avenue of the Americas, New York, New York 10019

VARIABLE
LIFE
INSURANCE
POLICY


          Single Premium Whole Life Plan. Variable insurance payable upon death. Guaranteed Minimum Death Benefit. Face amount increases annually by 3% at the beginning of each policy year after the first. Non-Participating. Investment experience reflected in benefits. Investment options described on page 6.

No. 83-10